EXHIBIT 11.1

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                (UNAUDITED)
                      (Millions, except share data)

                                                   1997            1996
                                               -----------     -----------

Primary Earnings Per Common Share

Average Number of Outstanding Common Shares    175,104,215     172,369,855
Additional Shares Assuming Exercise
    of Stock Options                             1,736,392         430,426
                                               -----------     -----------
Average Number of Outstanding Common Shares
    and Common Share Equivalents               176,840,607     172,800,281
                                               ===========     ===========

Net Income                                     $     112.1     $       6.1
Dividends on Series A, B and C Preferred Stock  (     84.5)     (     90.6)
                                               -----------     -----------
Primary Earnings (Loss) on Common Shares       $      27.6     $(     84.5)
                                               ===========     ===========
Primary Earnings (Loss) Per Common Share       $       .16     $(      .49)
                                               ===========     ===========
Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
Shares and Common Share Equivalents            176,840,607     172,800,281
Additional Shares:
    Assuming Conversion of Series A
         Preferred Stock                        47,454,016      47,454,218
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2000             33,696,405      33,697,387
    Assuming Conversion of 8 1/4%
         Convertible Notes due 2006             43,490,909      32,817,316
    Attributable to Stock Plans                  1,299,673         189,269
                                               -----------     -----------
Common Shares Outstanding Assuming
    Full Dilution                              302,781,610     286,958,471
                                               ===========     ===========

Primary Earnings (Loss) on Common Shares       $      27.6     $(     84.5)
Exclude Dividends on Series A Preferred Stock         79.9            79.9
Interest Expense on 8 1/4% Convertible Notes,
    due 2000, Net of Applicable Tax                   14.4            14.4
Interest Expense on 8 1/4% Convertible Notes,
    due 2006, Net of Applicable Tax                   12.4             9.4
                                               -----------     -----------
Fully Diluted Earnings on Common Shares        $     134.3     $      19.2
                                               ===========     ===========
Fully Diluted Earnings per Common Share        $       .44     $       .07
                                               ===========     ===========
Earnings (Loss) Per Common Share As Reported
    Primary                                    $       .16     $(      .49)
                                               ===========     ===========
    Fully Diluted                              $       .16     $(      .49)
                                               ===========     ===========


The computation for 1997 is based on the weighted average number of outstanding common shares and additional shares assuming the exercise of stock options. The computation for 1996 is based solely on the weighted average number of outstanding common shares. Neither period assumes conversion of the convertible notes or Series A preferred stock since such conversions would have been antidilutive.

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